exhibit 10.39

Neal F. Meehan
1017 Elm Creek Rd
New Braunfels, Texas 78132 February 12, 2004

Re: Employment Agreement

Dear Neal:

In recognition of your continued services on behalf of Aura Systems, and in order to provide you an inducement to continue to provide such services, and in recognition of the fact that the very success of your efforts may result in your replacement as Chief Executive Officer through your efforts to attract additional investment in the Company, the Board of Directors is pleased to provide you the following commitment by the Company:

1. We confirm to you that, as originally granted by the Board of Directors, all options held by you (other than the pay cut options) shall have guaranteed vesting; in other words, such options shall not cease to vest as a result of your Termination of Employment, as defined below. We further confirm that such options have a term of ten years from date of grant, with no provisions for earlier termination upon your resignation or a termination of your employment.

2. In the event your employment is terminated by the Company for any reason other than your commission of a felony against the Company, as found by a Court of law (a "Termination of Employment"), you shall be entitled to receive a lump-sum severance payment in an amount equal to one year's salary ($180,000 at your current rate of pay).

3. Nothing herein shall alter any other terms of your employment, including without limitation, all reimbursement and indemnification obligations of the Company.

Please acknowledge your receipt of this letter by signing and returning the attached copy to the Company.

AURA SYSTEMS, INC.

Board of Directors:

Carl Albert
Lawrence Diamant
James Harrington
Sal Diaz-Verson
John Pincavage
Ed Soyster

Accepted:_____________________________

Neal F. Meehan